UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 3, 2014
LSB Financial Corp.
(Exact Name of Registrant as Specified in Its Charter)

Indiana	0-25070	35-1934975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Main Street, Lafayette, Indiana		47901
(Address of Principal Executive Offices)		(Zip Code)

(765) 742-1064
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.    Submission of Matters to a Vote of Security Holders
On September 3, 2014, LSB Financial Corp. (the “Corporation”) held a Special Meeting of Shareholders pursuant to due notice. Holders of a total of 1,109,701 shares were present in person or by proxy at the meeting.
At the Special Meeting, the Agreement and Plan of Merger between the Corporation and Old National Bancorp dated June 3, 2014, and the Plan of Merger contemplated thereby received the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,087,478	15,470	6,753	0

As a result, the Agreement and Plan of Merger and the related Plan of Merger received a favorable vote of at least a majority of the Corporation’s outstanding shares and was approved by the Corporation’s shareholders.
In addition, the proposition described below, having received a vote, in person or by proxy, of more favorable votes than votes cast against the proposition, was declared to be duly adopted by the shareholders of the Corporation.

	For	Against	Abstain	Broker Non-Votes
Approval of compensation that may be paid or become payable to the named executive officers of the Corporation that is based on or otherwise relates to the completion of the merger of LSB Financial Corp. into Old National Bancorp (the “Merger”)	1,029,007	65,779	14,915	0

Item 8.01.    Other Events
On September 3, 2014, the Corporation issued a press release announcing that, at the special shareholders’ meeting held on that date, its shareholders approved the Agreement and Plan of Merger between the Corporation and Old National Bancorp pursuant to which the Corporation will merge with and into Old National Bancorp.  The press release also noted that the Merger is expected to close on November 1, 2014, subject to the satisfaction of customary closing conditions.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.	Description
99.1	Press Release dated September 3, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 3, 2014	LSB Financial Corp.

	By:	/s/ Mary Jo David
Mary Jo David, Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 3, 2014